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          CREDIT CARD, DEBIT CARD AND MERCHANT PROCESSING SERVICE AGREEMENT

     THIS AGREEMENT is made and entered into between First Independent Computers, Inc., a Texas corporation, (FICI), 1157 North 5th, Suite 800, Abilene, Texas 79601, and Best Bank (the "Customer") 2950 Pearl Street, Boulder, Colorado 80301.

          Customer desires to engage FICI to perform data processing and other services in order to provide to Customer computer programming, data processing and other services for Customer in connection with Customer's MasterCard International, Inc. ("MasterCard"), VISA U.S.A., Inc. ("VISA") and, if applicable, private label charge card, merchant processing and the line of credit operations (the "Services") as described in Schedule "A" to this Agreement.

     FICI and Customer therefore agree as follows:

1.   SERVICES.

     1.1 SERVICES.FICI agrees to perform for Customer the Services described in Schedule "A". Customer agrees on an exclusive basis during the terms of this Agreement to engage FICI to perform the Services described in Schedule "A".

     1.2 TRAINING. FICI will initially train Customer personnel selected by Customer in the use of the Services. Customer will make the necessary qualified personnel available for training by FICI.

     1.3 REPORTS. FICI will provide the Customer with daily reports and other periodic reports reflecting the Services provided to Customer, including among other things, all detailed charges and credits to Customer's accounts showing proper source references and information necessary for the general books of both Customer and Customer's customers.

     1.4 EQUIPMENT. Customer will provide, install, and maintain in good operating condition all necessary communication terminals, control units, communication lines to the FICI data center, telephones, and any other equipment and features required to implement the terms of this Agreement, such equipment is listed on Schedule "A" attached hereto. The purchase of equipment and features shall be only as agreed by both parties. Customer will furnish and install any and all spare parts required for such equipment and features.

     1.5 FINANCIAL STATEMENTS; AUDIT. Upon Customer's request, FICI will provide to Customer copies of the most recent audited financial statements of First Independent Computers, Inc., the most recent unaudited financial statements of FICI and the most recent independent audit of FICI's data processing functions.

     1.6 NOTIFICATION OF SYSTEM CHANGES. All changes to the FICI processing system materially affecting Customer's procedures or reporting must be approved by both parties unless mandated by statute regulation or appropriate court order and will be preceded by release bulletins to Customer at least 30 days prior to installation.


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     1.7  OPERATING INSTRUCTIONS.  FICI may from time to time provide Customer with instructions governing the operation of the FICI processing system (the "Operating Instructions"). Customer will comply with all such Operating Instructions as may be in effect from time to time.

     1.8 BACKUP FACILITIES. FICI will provide backup facilities and procedures for provision of the Services to prevent any major interruption of services to Customer in the event primary facilities are not functional.

2.   CHARGES FOR SERVICES.

     2.1 PRICING. Customer will pay FICI for the data processing and other services set forth in Schedule "A" which includes "A1" Credit Cards, "A2" Debit Cards and "A3" Merchant Processing in accordance with the pricing schedule attached hereto as Schedule "A". In the event Customer engages FICI to provide additional Services by an amendment to Schedule "A", Customer will pay FICI for the additional services in accordance with the pricing schedule attached hereto as Schedule"A" for said additional service.

     2.2 PAYMENT. Customer will provide FICI with access to an account of customer funds, not requiring signature, which FICI may draw upon by ACH to pay for services provided by FICI to customer under the terms of this Agreement.
The detailed records of the transaction types, prices, volumes, and charges represented by the amount drafted on the account of Customer will be provided by FICI to Customer on a daily or monthly basis according to the nature of the transaction or charge. If Customer fails to establish an account as required by this section, FICI shall notify Customer in writing of such failure and Customer shall, within seven (7) days of such notification, establish the account. If Customer fails to establish the account within such period, then FICI may terminate this Agreement by written notice to Customer. If FICI shall be unable to receive payment from Customer at any time because sufficient funds are not available in the account to permit a draft to be honored, then FICI shall notify Customer, in writing, of such failure to receive payment in the account to permit a draft to be honored, then FICI shall notify Customer, in writing, of such failure to receive payment and Customer shall, within (10) days of such notification, provide sufficient funds in the account to assure full payment of FICI. If Customer fails to provide sufficient funds in the account to pay FICI within such time period, then FICI may terminate this Agreement by written notice to Customer. Upon the termination of this Agreement, FICI shall have no further obligation to provide services to Customer and all outstanding unpaid amounts due and owing by Customer to FICI under the terms of this Agreement shall become immediately due and payable. The termination of this Agreement shall not affect the obligation of Customer to pay for services rendered to Customer under this Agreement prior to the date of termination.

     2.3 PRICE CHANGES. During the first two (2) years of the Original Term of this Agreement, FICI may not increase the prices for the Services set forth in Schedule "A", with the exception of prices for pass-through items which may be increased at any time the applicable vendors increase such prices to FICI, but only to the extent of the actual increases by vendors. Thereafter, for each subsequent annual period, FICI may


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increase any or all of the prices set forth in Schedule "A" by an amount not to exceed the greater of five percent (5%) or the increase, if any, in the previous calendar year, of the National Consumer Price Index for all Urban consumers (All items 1967 = 100) published by the Bureau of Labor Statistics of the U.S. Labor Department.

3.   CONVERSION.

     3.1 CONVERSION FEE. Should customer elect to have FICI perform the services necessary to convert Customer's equipment, software and systems to implement the FICI Services, Customer will pay FICI the conversion fee set forth in Schedule "A".

     3.2 CONVERSION COSTS. During the time necessary for FICI to complete the conversion of Customer's equipment, software, customer will pay all of FICI's reasonable out-of-pocket conversion expenses for travel, lodging and the like. FICI will submit statements to Customer for such expenses and Customer will pay
such statements within thirty (30) days after receipt thereof.    If requested
by Customer, FICI will provide copies of vouchers or other documentation for such statements. Any amounts that remain unpaid for more than thirty (30) days after the date of the statement shall bear interest at the rate of one and one-half percent (1.5%) per month from the date of the statement, but not to exceed the highest applicable lawful rate.

4.   TERM.

     4.1 ORIGINAL TERM AND RENEWAL. This Agreement is effective from the date hereof and shall extend for an Original Term of FIVE (5) years from October, 1997. This Agreement shall automatically renew for successive three (3) year periods at the end of the Original Term and at the end of each renewal term, unless either party gives the other party written notice at least one hundred eighty (180) days before the end of the Original Term or any renewal term of its intention not to renew this Agreement.

5.   PROPRIETARY RIGHTS & CONFIDENTIALITY.

     5.1 PROPRIETARY RIGHTS. Customer acknowledges that the FICI Services and processing system consists of computer programs, procedures, forms, information and other materials which constitute trade secrets and property of great value owned by FICI or its affiliates, having been acquired through the expenditure of a great amount of time, effort and money. Customer further acknowledges that any disclosure to others of any of such trade secrets will result in substantial monetary loss and irreparable damage to FICI. Customer will treat all such programs, procedures, forms, information and materials confidentially and safeguard them by using the same procedures used by Customer for data Customer regards as confidential except as necessary in the event of FICI's breach of this agreement. Customer will not disclose to any person, directly or indirectly, except as required in the proper performance of this Agreement, any information regarding the FICI Services or processing system or the terms of this Agreement. All specifications, tapes, programs, enhancements and other materials developed in connection with this Agreement shall be and remain at all times during and after the term of this Agreement the exclusive property of FICI. The provisions of this Article 5 shall survive any termination of this Agreement.


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     5.2  CONFIDENTIALITY OF DATA.  All data relating to Customer's business provided to FICI by Customer pursuant to this Agreement will be treated confidentially and safeguarded by FICI using the same care and discretion that it uses with data which FICI regards as confidential, except where and to the extent that disclosure is authorized by Customer, compelled by governmental regulation or customers of Customer, by court order and upon approval by Customer. FICI further acknowledges that any disclosure to others of any Customer trade secrets will result in substantial monetary loss and irreparable damage to Customer. The provisions of this Article 5 shall survive any termination of this Agreement.

6.   CORRECTION OF DATA; LIMITATION OF LIABILITY.

     6.1 CORRECTION OF DATA. In the event FICI employees cause errors in Customer's data to occur and Customer requests correction of such data within ninety-five (95) days from the date of the error, FICI will correct such data as necessary at FICI's expense. The expense to FICI of correcting such data shall be the only responsibility of FICI and shall constitute Customer's sole and exclusive remedy with respect to such errors.

     6.2. LIMITATION OF LIABILITY. In no event will FICI be liable for special, indirect, incidental or consequential damages of Customer or any third party. Except for losses covered by FICI's errors and omissions coverage described in Section 6.3., FICI's total liability for direct damages alleged by Customer or any other party in any action, regardless of its nature, arising out of or in connection with this Agreement shall not exceed the amount of the first month's charges paid by Customer to FICI under this Agreement. Customer will release, indemnify and hold harmless FICI from and against any claim for damages in excess of such amount.

     6.3. ERRORS AND OMISSIONS COVERAGE. During the term of this Agreement, FICI will maintain errors and omissions coverage with respect to its employees of up to one million dollars ($1,000,000) per occurrence.

     6.4. FORCE MAJEURE. FICI shall not be liable for damages arising from or delays in processing or other non-performance caused by such events as accidents, fires, telecommunications failures, equipment failures, failures or fluctuations in electrical power, heat, light or air conditioning, labor disputes, strikes, riots, war, governmental regulations, third party non-performance, acts of God or other causes over which FICI has no control.

7.   TERMINATION.

     7.1. TERMINATION FOR CAUSE. Customer or FICI may terminate this Agreement upon the material breach of this Agreement by the other party under this Agreement and failure of such party to cure such breach within one hundred eighty (180) days after receipt of written notice specifying in detail the breach claimed. If such breach is not cured within such 180-day period,and the terminating party intends to terminate, the terminating party must immediately give thirty (30) days written notice of termination.


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     7.2.  TERMINATION FOR NON-PAYMENT.  If Customer fails to pay in full any invoice within thirty (30) days from the date of invoice, FICI may notify Customer that such invoice is past due and provide a 30-day period for payment of the past due amount plus any interest accrued thereon. If Customer fails to pay the full amount of such invoice plus interest within such 30-day period, FICI may terminate this Agreement and all services hereunder at any time upon written notice to Customer.

     7.3. FILES AND OTHER MATERIALS. Upon proper termination of this Agreement in accordance with all applicable provisions (at the conclusion of the required written notice period), all data files created by FICI and related to Customer will be furnished to Customer by FICI in FICI's standard form at the cost set forth in Schedule "A", provided however, that such cost shall be waived if such
termination is due to material breach of this Agreement by FICI.   Should
Customer terminate this Agreement prior to the end of the Original Term or any renewal term, customer will pay for all costs of communications equipment that has been installed in Customer's locations as of the time of such termination, such payment to include all of FICI's costs in accordance with the applicable equipment service agreement. FICI agrees to use reasonable efforts to relocate such communications equipment. Upon any termination of this Agreement, Customer will return to FICI all operations materials and materials relating to or constituting part of FICI's processing system.

     7.4. PAYMENT DUE UPON TERMINATION. Upon any termination of this Agreement, all amounts owing from Customer to FICI, together with any and all interest accrued and unpaid thereon, shall be due and payable at the time of termination.

     7.5. LIQUIDATED DAMAGES. Upon any termination of this Agreement prior to the end of the Original Term or any renewal term, other than upon termination due to material breach by FICI hereunder, Customer shall pay to FICI as liquidated damages an amount equal to the product of eighty percent (80%) of Customer's average total monthly billings under this Agreement for the most recent six (6) months (or lesser number of months if Services have been provided for less than six (6) months) multiplied by the number of months remaining in the term of the Agreement. The parties hereto acknowledge and agree that (a) FICI has incurred and will incur substantial expenses in connection with the commencement and continuation of providing services hereunder, (b) FICI has substantial fixed expenses in providing these services, which cannot be reduced by termination of such services, (c) in the event of any such termination, the damages that would be incurred by FICI because of such termination would be uncertain and difficult and impracticable to calculate and (d) the amount determined pursuant to this Section 7.5. represents a reasonable method of estimating the actual damages that would be incurred by FICI in the event of such a termination.

8.   General.

     8.1. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Texas. This Agreement has been accepted in and shall be performable in Abilene, Taylor county, Texas. All times referred to herein shall be as Abilene, Texas time.


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     8.2.  ENTIRE AGREEMENT; RIGHT TO PERFORM.  This Agreement represents the entire understanding between Customer and FICI with respect to the matters contained herein and, except as otherwise provided herein, may be amended only by an instrument in writing signed by the parties hereto. Customer warrants that it will be free, as of the date of commencement of the Services to be provided hereunder, of any contractual obligation or legal impediment that would prevent Customer from performing its obligations under this Agreement, and that FICI's offer to provide to such services in no way caused or induced Customer to breach any contractual obligations.

     8.3. SEVERABILITY. In the event that any of the provision of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions will not be affected, and in lieu of such invalid or unenforceable provision there shall be added as part of this Agreement, a provision as similar in terms as may be valid and enforceable.


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     8.4.  RELATIONSHIP OF PARTIES.  FICI, in providing services to Customer hereunder, is acting only as an independent contractor. Except as otherwise provided herein: (a) FICI does not undertake by this Agreement or otherwise to perform any obligation of Customer, whether regulatory or contractual, or to assume any responsibility for Customer's business or operations, and (b) FICI has the sole right and obligations to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by FICI under this Agreement.

     8.5 NO-HIRE PROVISION. During the term of this Agreement and for a period of twelve (12) months thereafter, neither party will, without the prior written consent of the other, which consent will not be unreasonably withheld, offer employment to or employ any person employed then or within the preceding twelve
(12) months by the other party, if the person was involved in providing or receiving services.

     8.6. NOTICES. Any notice required or permitted hereunder shall be in writing and shall be given by personal service or certified mail, return receipt requested, postage prepaid, to the addresses of the parties as they appear above, or as changed through written notice to the other party.

     8.7. BINDING EFFECT AND ASSIGNMENT. This Agreement is binding on the parties hereto and their respective successors and assigns. Customer may not assign this Agreement (whether such assignment is effected in connection with a sale of Customer's assets, stock or through merger or otherwise) without the prior written consent of the other party, which shall not be unreasonably withheld.


Dated and effective this 1st day of October, 1997.

Best Bank                          First Independent Computers, Inc.

By:                                               By:


Name:                                             Name:


Title:                                            Title:



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